Exhibit 99.1

FOR IMMEDIATE RELEASE
For Information Contact:
                                   Maryanne Lataif
                                   VP, Corporate Communications
                                   Activision, Inc.
                                   (310) 255-2704
                                   mlataif@activision.com


                 Activision Adopts Shareholders Rights Plan

Santa Monica, Ca - April 18, 2000 - Activision, Inc. (NASDAQ: ATVI) announced today that its Board of Directors adopted a shareholders rights plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Activision, Inc. that do not offer an adequate price to all stockholders or are otherwise not in the best interests of Activision, Inc. and its stockholders. The plan's adoption is not in response to any effort to acquire control of the Company, nor is the Board aware of any accumulation of the Company's stock by any potential acquiror.

Under a Rights Agreement dated as of April 18, 2000, between the Company and Continental Stock Transfer & Trust Company, each common stockholder at the close of business on April 19, 2000, will receive a dividend of one right for each share of Common Stock held, each right representing the right to purchase one one-hundredth (1/100) of a share of the Company's Series A Junior Preferred Stock at an exercise price of $40.00. Initially, the rights are represented by the Company's Common Stock certificates and are neither exercisable nor traded separately from the Company's Common Stock. The rights will only become exercisable if a person or group acquires 15% or more of the Common Stock of the Company, or announces or commences a tender or exchange offer which would result in the bidder's beneficial ownership of 15% or more of the Company's Common Stock.

In the event that any person or group acquires 15% or more of the Company's outstanding Common Stock each holder of a right (other than such person or members of such group) will thereafter have the right to receive upon exercise of such right, in lieu of shares of Preferred Stock, the number of shares of Common Stock of the Company having a value equal to two times the then current exercise price of the right.

If the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more the Company's Common Stock, each holder of a right will thereafter have the right receive upon exercise of such right a number of the acquiring company's common shares having a market value equal to two times the then current exercise price of the right.

The Company may redeem the rights for $.01 per right at any time until the first public announcement of the acquisition of beneficial ownership of 15% of the Company's Common Stock. At any time after a person has acquired 15% or more (but before any person has acquired more than 50%) of the Company's Common Stock, the Company may exchange all or part of the rights for shares of Common Stock at an exchange ratio of one share of Common Stock per right.

For persons who, as of the close of business on April 18, 2000, beneficially own 15% or more of the Common Stock of the Company, the Rights Agreement "grandfathers" their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.

The rights will be distributed to common stockholders of record as of April 19, 2000, and will expire on April 18, 2010. The rights distribution is not taxable to stockholders. A more detailed description of the Rights Agreement will be mailed to all stockholders of the Company.

Headquartered in Santa Monica, California, Activision, Inc. is a leading worldwide developer, publisher and distributor of interactive entertainment and leisure products. Founded in 1979, Activision posted revenues of $436 million for the fiscal year ended March 31, 1999.

Activision maintains operations in the US, Canada, the United Kingdom, France, Germany, Japan and Australia, The Netherlands and Belgium. More information about Activision and its products can be found on the company's World Wide Web site, which is located at http://www.activision.com.

The statements contained in this release that are not historical facts are "forward-looking statements." The Company cautions readers of this press release that a number of important factors could cause Activision's actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, and other factors that could affect Activision, are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, which was filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.

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